Box, Inc. SC TO-C

Exhibit 99.1

On May 27, 2021, Box, Inc. (NYSE: BOX) (“we” or the “Company”) held a webcast and conference call in connection with the Company’s announcement of its earnings for the first quarter of its fiscal 2022. The following excerpts are from the transcript for the webcast and conference call:

Dylan Smith – Box, Inc. – Chief Financial Officer and Co-Founder:

“. . .

Before I turn to guidance, I’d like to discuss the accounting impact resulting from the preferred stock issuance that we closed earlier this month, combined with our anticipated repurchase of common stock via a self-tender offer, which we expect to launch next week.

Due to the required accounting treatment for these transactions, based on our current expectations, this will result in the following [Earnings Per Share (EPS)] impacts:

•	First, on a quarterly basis, until conversion of the preferred stock into common stock, a roughly $0.025 reduction due to the non-cash accounting impact related to the preferred stock dividend, which we anticipate settling in shares of common stock.

•	Second, for [Quarter 2] and [Fiscal Year 2022], a $0.02 reduction due to a temporarily elevated share count during the period between our recent preferred stock issuance and the completion of our anticipated share repurchase.

•	Combined, these items will result in a $0.04 reduction to EPS in [Quarter 2], and a $0.09 reduction to EPS for the full year. This preferred stock dividend will appear below the net income line in our P&L and in the earnings per share note accompanying Box’s financial statements. Note that this will have no impact on net income.

. . .

For the second quarter of fiscal 2022:

. . .

Including the $0.04 impact I just discussed, we expect our non-GAAP EPS to be in the range of $0.17 to $0.18, and GAAP EPS to be in the range of negative $0.13 to negative $0.12, on approximately 167 million and 160 million shares, respectively.

. . . .”

Brett Knoblauch – Berenberg Capital Markets LLC – Analyst

“I guess on capital allocation, how are you guys thinking about that? I know the funds from KKR is going to be used to repurchase shares. But I guess as we look beyond that, you do have a sizable cash position on the balance sheet. Should we think that should be more M&A-driven or maybe more repurchase-driven? Can you just maybe help outline your strategy there?”

Aaron Levie – Box, Inc. – Chief Executive Officer, Co-Founder & Director

“Sure. So we certainly look at capital allocation through the lens of what’s going to deliver the most value to our shareholders. We expect to use our capital primarily to fuel growth and capture more of the market opportunity ahead of us, including M&A when it makes sense for the business and our strategy, while still preserving a strong balance sheet and flexibility.

But because of now our strong cash flow generation that we’re seeing, we do also regularly have the conversations around things like share repurchases with the Board. And then as mentioned because we did raise $500 million recently on top of an already strong balance sheet, it is why we expect to launch our self-tender offer next week, and we’ll announce all of those details at that time.”

Additional Information and Where to Find It

This Tender Offer Statement on Schedule TO relates solely to preliminary communications made before the potential commencement of a “Dutch auction” self-tender by Box, Inc., a Delaware corporation (the “Company”), of up to $500 million of its Class A common stock (“Common Stock”), with specific amount and pricing of the self-tender to be determined based on market conditions and stock prices at the time when the self-tender is launched. The self-tender is expected to commence after the Company releases its fiscal first quarter financial results in May 2021. Further details on the self-tender would be filed with the U.S. Securities and Exchange Commission (the “Commission”) at the time of its commencement.

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s Common Stock, and does not constitute an offer to buy or the solicitation of an offer to sell Common Stock shares of the Company. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this Schedule TO or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company expects to distribute to its stockholders and file with the Commission upon commencement of the tender offer. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. Once the tender offer is commenced, shareholders and investors will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company expects to file with the Commission at the Commission’s website at www.sec.gov or by calling the Information Agent (to be identified at the time the offer is made) for the tender offer.

Forward-Looking Statements

Certain statements contained herein and made on the Company’s webcast and conference call contain forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements about the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method (whether by tender offer or otherwise) any such repurchase would be consummated, and the per share price of any such repurchase; our future financial and operating results, including expectations regarding revenues, deferred revenue, billings, remaining performance obligations, gross margins and operating income; our market opportunity, business plan and ability to effectively manage our growth; our ability to maintain an adequate rate of revenue and billings growth and our expectations regarding such growth; our ability to achieve profitability and expand or maintain positive cash flow; our ability to achieve our long-term margin objectives; our ability to grow our unrecognized revenue and remaining performance obligations; our expectations regarding our revenue mix; costs associated with defending intellectual property infringement and other claims and the frequency of such claims; our ability to attract and retain end-customers; our ability to further penetrate our existing customer base; our expectations regarding our retention rate; our ability to displace existing products in established markets; our ability to expand our leadership position as a cloud content management platform; our ability to timely and effectively scale and adapt our existing technology; our investment strategy, including our plans to further invest in our business, including investment in research and development, sales and marketing, our data center infrastructure and our professional services organization, and our ability to effectively manage such investments; our ability to expand internationally; expectations about competition and its effect in our market and our ability to compete; the effects of seasonal trends on our operating results; use of non-GAAP financial measures; our belief regarding the sufficiency of our cash, cash equivalents and our credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months; our expectations concerning relationships with third parties; our ability to attract and retain qualified employees and key personnel; our ability to realize the anticipated benefits of our partnerships with third parties; the effects of new laws, policies, taxes and regulations on our business; management’s plans, beliefs and objectives, including the importance of our brand and culture on our business; our ability to maintain, protect and enhance our brand and intellectual property; and future acquisitions of or investments in complementary companies, products, services or technologies and our ability to successfully integrate such companies or assets. These statements are based on estimates and information available to us at the time of this presentation and are no guarantees of future performance. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Non-GAAP Statements

In addition, certain statements contained herein and made on the Company’s webcast and conference call discuss non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our GAAP results. You can find additional disclosures regarding these non-GAAP measures, including reconciliations with comparable GAAP results, in our earnings press release and in the related power point presentation which can be found on the Investor Relations page of our website. Unless otherwise indicated, all references to financial measures are on a non-GAAP basis.